Exhibit 10.5

MONOLITHIC POWER SYSTEMS, INC HAS REQUESTED THAT PORTIONS OF THIS DOCUMENT BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 OF REGULATION C PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. ACCORDINGLY, CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. OMITTED INFORMATION HAS BEEN REPLACED BY [*].

Dated this 14th day of August 2001

Between

MONOLITHIC POWER SYSTEMS, INC.

and

ADVANCED SEMICONDUCTOR MANUFACTURING CORP.

OF SHANGHAI

FOUNDRY AGREEMENT

Agreed Price Quotations for Wafers	Appendix A
Qualification of process and product and Electrical Test and Electrical Parameters	Appendix B
Acceptance Criteria	Appendix C
Change Request Procedure	Appendix D
Process Change Requests	Appendix E
Procedure for Customer Returns	Appendix F
Cancellation Fee	Appendix G

THIS FOUNDRY AGREEMENT is made this 14th day of August 2001 (the “Effective Date”) by and between:

(1) Monolithic Power Systems, Inc., with its principal place of business at 3777 Stevens Creek Blvd., Suit 400, Santa Clara, CA 95051-7364, U.S.A. (hereinafter referred to as ‘MPS’); and

(2) ADVANCED SEMICONDUCTOR MANUFACTURING CORP. OF SHANGHAI (ASMC), with a principal place of business at 385 Hong Cao Road, Shanghai 200233, China.

WHEREAS

(A) MPS has designed and developed certain integrated circuit products and desires to have wafers manufactured to its specifications for the purposes of manufacturing such products;

(B) ASMC is in the business of manufacturing and selling semiconductor wafers; and

(C) MPS and ASMC desire to enter into an agreement for the purpose of having ASMC manufacture wafers for MPS.

NOW IT IS HEREBY AGREED as follows:

1. DEFINITIONS

1.1 In this Agreement, unless otherwise defined or the context otherwise requires, the following words and expressions shall bear the following meanings:

‘Acceptance Criteria’ shall mean the visual inspection criteria, electrical test and electrical parameters and other criteria for each Product to be met by ASMC prior to delivery of Wafers and mutually agreed upon by the Parties. The Acceptance Criteria is set out in Appendix C;

‘Masks’ means the masks and reticle sets used by ASMC in the production of Wafers for MPS;

‘Products’ means MPS’s integrated circuit products identified by MPS’s product part numbers listed in MPS’s purchase orders;

‘Scheduled Delivery Date’ has the meaning set out in Clause 5.1;

‘Wafers’ means silicon wafers containing finished die for the Products manufactured by ASMC in accordance with the terms of this Agreement.

‘Process Technology’ means the process flow or the combination of manufacturing process modules for making each individual semiconductor device.

1.2 References to recitals, clauses and appendices are references to recitals, clauses and appendices of this Agreement.

1.3 The headings in this Agreement are inserted for convenience only and shall be ignored in the interpretation of this Agreement.

1.4 Unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and words importing a person shall include a company or corporation and vice versa.

2. MANUFACTURE OF WAFERS

2.1 ASMC shall manufacture Wafers for MPS in accordance with the terms of this Agreement.

2.2 MPS shall furnish ASMC with all requisite technical support and assistance in starting up the manufacture of Wafers at ASMC’s wafer manufacturing facilities (‘the facilities’) on terms and conditions to be mutually agreed. MPS shall also assist, if it requires wafer sort and test services from ASMC, in starting up sort and test capabilities for the Wafers at the facilities. MPS shall bear mutually agreed upon non-recurring engineering costs incurred in the start-up of the manufacture of the Wafers at the facilities.

2.3 MPS shall provide at its own expense all requisite Masks which meet ASMC’s tooling specifications to ASMC within reasonable time for the manufacture of Wafers. The Parties agree that lot starts shall be initiated only after Masks meet ASMC’s tooling and other specifications. MPS shall bear the costs of any Wafer lots put on hold by reason of the non-availability of the Masks. Alternatively, MPS may authorise ASMC to procure at MPS’s expense and on terms mutually agreed beforehand, the Masks from a designated third-party contractor. Such Masks will be subject to ASMC’s in-coming reticle inspection criteria and qualification process.

2.4 Ownership of the MPS products and MPS proprietary Process technologies: MPS will retain and own exclusively throughout the world all right, title, and interest in the Products and designs, patents, copyrights, mask work rights and proprietary process technologies. ASMC shall not disclose any information related to MPS’s products and proprietary Process technologies to third parties without written permission from MPS. ASMC will not use MPS’s proprietary process technologies for any other customers.

2.5 ASMC will not disclose to the third parties the cooperation relationship between MPS and ASMC without written permission from MPS.

3. QUALIFICATION AND MODIFICATION

3.1 The Parties shall, where required by MPS, proceed in accordance with mutually agreed terms, with the qualification of the relevant ASMC process to be used in the manufacture of Wafers for MPS. ASMC shall provide to MPS the applicable electrical test and electrical parameters for each qualified process.

3.2 Upon successful qualification of the manufacturing process, ASMC shall manufacture the Wafers to conform with the Acceptance Criteria set out in Appendix C.

3.3 If the changes to the Acceptance Criteria are made otherwise than to correct any defects in the manufacture of Wafers hereunder, the Parties shall in good faith re-negotiate any existing terms and conditions of purchase (including pricing and delivery commitments) which require amendment as a result of such changes. Changes required shall be submitted to the MPS per procedures defined by Appendix D.

3.4 Any MPS requests for changes to the process flow for a Product and/or lot of Wafers shall be evaluated by ASMC in accordance with the ASMC’s Process Request Form (PRF) Procedure referenced in Appendix E, where applicable. Other requested process changes not governed by the Process Request Procedure, including a request for a non-standard process flow, shall be evaluated by ASMC in accordance with ASMC’s ROI Investigation Procedure for Non-standard Products.

4. PRODUCTION PLANNING

4.1 With effect from a date to be agreed by the Parties, MPS shall provide to ASMC no later than the 5th day of each month, its rolling 6-monthly forecast of its monthly volume requirements for Wafers for each relevant Product to be manufactured hereunder. The first 3 months of each 6-monthly forecast shall be backed by purchase orders for such first 3 months. By way of example, by 5th January, MPS shall provide to ASMC purchase orders for February, March and April, and a forecast of MPS’s monthly volume requirements for May, June and July; and by 5th February, MPS shall provide to ASMC purchase orders for May, and a forecast of MPS’s monthly volume requirements for June, July and August; and by 5th March, MPS shall provide to ASMC purchase orders for June, and a forecast of MPS’s monthly volume requirements for July, August and September; and so on.

4.2 MPS shall use commercially reasonable efforts to make orders for a minimum of 24 Wafers per lot for 6” wafers, or 49 wafers per lot for 5” wafers. ASMC reserves the right to levy additional charges if Wafer lot sizes ordered are less than 24 Wafers per lot for 6” wafers, or 49 wafers per lot for 5” wafers.

4.3 If requested by MPS, ASMC shall establish an in-line production inventory of Wafers for MPS upon mutually agreed terms. ASMC reserves the right to levy additional charges in the event that the ageing of such inventory exceeds 1 month at mutually agreed terms.

4.4 In the event that the actual quantity of Wafers ordered by MPS for the period commencing January 1st of a calendar year, and ending on 31 December of the same year (‘MPS Fiscal Year’) for all Products combined is less than the MPS Purchase Plan for that MPS Fiscal Year, then the ASMC Capacity Plan to the MPS for the following MPS Fiscal Year shall be re-negotiated and mutually agreed upon, and either Party shall have no other obligation to the other Party with respect to that renegotiated portion of the MPS Purchase Plan or ASMC Capacity Plan.

5. PURCHASE ORDERS

5.1 The purchase and supply of Wafers under this Agreement shall commence only when:

(a) MPS has issued a purchase order to ASMC; and

(b) ASMC has returned to MPS such purchase order with ASMC’s written acknowledgement thereon;

(c) ASMC has issued to MPS, within 5 business days, a written confirmation of the scheduled delivery date and scheduled starting week (the “Scheduled Delivery Date”) of the Wafers ordered; and

(d) Subject to Appendix G, MPS may at any time cancel any purchase order prior to the commencement of manufacturing.

5.2 All purchase orders issued by MPS shall reference this Agreement. The terms and conditions of this Agreement shall exclusively govern the purchase and supply of Wafers hereunder and shall override any conflicting, amending and/or additional terms contained in any pricing agreement, MPS’s purchase order, MPS’s acceptance documents or ASMC’s acknowledgement documents. No variation or addition to the terms and conditions contained in this Agreement shall be binding unless agreed in writing between the authorised representatives of the Parties.

5.3 The MPS’s purchase order shall contain the Product code, ASMC product code, quantity of Wafers required, requested delivery dates for such Wafers, Wafer unit costs, a statement as to whether unprobed or probed Wafers are required and other purchase requirements. MPS shall request delivery dates consistent with ASMC’s then prevailing production cycle-times for the relevant Product specified in MPS’s purchase order.

6. PRICING AND PAYMENT TERMS

6.1 The purchase price of Wafers charged to MPS shall be in accordance with the terms of the relevant ASMC price quotation agreed to by the Parties for the relevant lots of Wafers purchased. Each Agreed Price Quotation, which shall reference this Agreement, shall be attached to this Agreement and shall be successively numbered as Appendix A-1, A-2, A-3 etc.

6.2 Payment term is determined according to credit check. MPS will use L/C as the payment term in first three month of production. After three months of production, ASMC will review MPS’s credit and determine if give MPS T/T 30 days credit payment term in next phase. ASMC has the right to change the payment term in case MPS has not made the payment according to the agreed upon time. Any late payment for Wafers shall be subject to interest charges of 1.5% per month. All bank charges outside of Mainland China shall be paid by MPS.

6.3 All invoices issued by ASMC shall identify the Wafers and the relevant MPS purchase order number, Product part number, purchase order line and release number, description of items and quantity of items shipped. Unless otherwise agreed by MPS and ASMC in writing, invoices may be mailed no earlier than the relevant date of shipment.

6.4 In the event of any dispute over the amount invoiced, MPS shall first make payment of the undisputed portion in accordance with Clause 6.2 pending resolution of the dispute between the Parties.

6.5 MPS shall pay, in addition to the Ex-Works (ASMC Factory) prices of Wafers stipulated herein, the amount of any freight, insurance, handling and other duties levied on the shipment of Wafers to MPS. MPS shall also pay for all sales, use, excise or other similar taxes levied on the purchase of Wafers by MPS herein.

7. QUALITY CONTROL AND INSPECTION

7.1 ASMC will use commercially reasonable efforts to manufacture Wafers to conform with the Acceptance Criteria set out in Appendix C. Prior to delivery, ASMC shall perform on each lot of Wafers manufactured, the tests specified in the Acceptance Criteria. ASMC will deliver only Wafers which meet the Acceptance Criteria, unless MPS waives such obligation in accordance with the applicable Waiver Procedures specified in Appendix C, or as mutually agreed between the Parties.

7.2 If ASMC discovers that the Wafers do not meet any one of the Acceptance Criteria, ASMC shall as soon as reasonably possible effect the rectification or replacement of the Wafers.

8. PROCEDURE FOR CUSTOMER RETURNS

8.1 The Procedure for Customer Returns as set out in Appendix F shall apply to Wafers manufactured under this Agreement. The time limit for the return of Wafers due to low sort yield is 60 days from the delivery date of such Wafers, and the time limit for the return of Wafers due to reliability failures is 1 year from the delivery date of such Wafers.

8.2 ASMC shall have no liability and shall not be obliged to accept the return of Wafers after the relevant period of 60 days or 1 year, as the case may be. In addition, ASMC shall be under no liability for defects in the Wafers caused by persons other than ASMC, including, static discharge, abnormal working conditions, fair wear and tear, accident, wilful damage, abuse, misuse, neglect, improper installation, repair or alteration by persons other than ASMC, improper testing and/or improper storage and/or improper handling or use contrary to any instructions issued by ASMC which are in keeping with generally accepted industry practices. Further, ASMC shall be under no liability for any parts or materials it has not manufactured.

8.3 ASMC shall have the discretion to decide whether or not to conduct failure analysis on the Wafers returned by MPS, and if such failure analysis is conducted, ASMC will, at

MPS’s request, provide MPS with copies of the results of such analysis. If ASMC’s failure analysis determines that the defects are due to causes other than the causes specified in Clause 8.2, then MPS may at its option elect for either a full credit for the purchase price paid for such Wafers, or ASMC’s replacement of the defective Wafers returned to ASMC. If MPS elects for the replacement of defective Wafers, the manufacture of such Wafers shall have high priority on ASMC’s production schedule.

8.4 THE FOREGOING STATES ASMC’S ENTIRE LIABILITY, WHETHER IN CONTRACT OR IN TORT FOR DEFECTS IN WAFERS. THE EXPRESS TERMS OF THIS AGREEMENT ARE IN LIEU OF ALL WARRANTIES, CONDITIONS, TERMS, UNDERTAKINGS, AND OBLIGATIONS IMPLIED BY STATUTE, COMMON LAW, CUSTOM, TRADE USAGE, COURSE OF DEALING OR OTHERWISE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW AND ASMC SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. PRODUCTION HALTS

9.1 MPS may at any time request ASMC to halt the manufacture of Wafers still in-process and ASMC shall effect production stoppage if commercially feasible. The manufacture of Wafers shall remain on hold pending written directions from MPS.

9.2 If MPS decides to cancel its order for Wafers, MPS shall pay to ASMC a Cancellation Fee based on the formula set out in Appendix G.

9.3 ASMC shall, if commercially feasible, re-start the manufacture of Wafers within a reasonable time after receipt of MPS’s written request, subject to MPS’ s agreement to bear all expenses incurred by ASMC in production stoppage and re-start. ASMC will make no commitments of yield, reliability and conformance with the Acceptance Criteria in respect of Wafers stopped in process (a) more than one time regardless of the number of days of stoppage, or (b) if the stoppage lasts for more than 30 days.

10. DELIVERY

10.1 ASMC shall use its commercially reasonable efforts to deliver the exact quantity of Wafers stipulated in the relevant MPS purchase order and confirmed by ASMC. However if for each purchase order the aggregate quantity of Wafers delivered by ASMC is either within plus or minus 10% of the quantity ordered, such quantity shall constitute compliance with MPS purchase order for the purposes of meeting delivery requirements.

10.2 Unless otherwise agreed by the Parties, Wafers shall be delivered Ex-Works (ASMC’s factory in Shanghai, China). ASMC shall use its commercially reasonable efforts to deliver within the Scheduled Delivery Date. However if for each purchase order, Wafers are delivered within plus or minus 7 days of the Scheduled Delivery Date, such delivery shall constitute compliance with MPS purchase order. ASMC shall promptly give MPS written notice of any prospective failure to deliver within the Scheduled Delivery Date.

10.3 All quantities of Wafers shall be delivered in ASMC standard containers with proper labels identifying the specific Product and lot number and shall be accompanied by a packing list specifying the relevant purchase order number, Wafer lot number, Wafer quantity and number of good un-inked die (if Wafers have been sorted) and agreed upon processing documentation.

10.4 If MPS fails to take delivery of any quantity of Wafers or fails to give adequate delivery instructions (otherwise than by reason of any cause beyond MPS’s reasonable control or by reason of ASMC’s fault), then without prejudice to any other right or remedy available to ASMC, ASMC may at its option, store such Wafers until actual delivery and charge MPS for reasonable costs (including insurance) of storage.

11. TERM AND TERMINATION

11.1 This Agreement shall commence on the Effective Date and shall continue for a period of 4 years therefrom, unless otherwise extended by the mutual agreement of the Parties or earlier terminated in the following events :

(a) by agreement of the Parties;

(b) forthwith by ASMC if MPS fails to pay any sum due to ASMC hereunder which has been outstanding for a period of 60 days;

(c) forthwith by either Party if the other commits any material breach of any term of this Agreement and which in the case of a breach capable of being remedied shall not have been remedied within 60 days of a written request to remedy the same.

(d) at the option of either Party, in any of the following events:

(i) the inability of the other Party to pay its debts in the normal course of business; or

(ii) the other Party ceasing or threatening to cease wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency; or

(iii) any encumbrancer taking possession of or a receiver, trustee or judicial manager being appointed over the whole or any substantial part of the undertaking, property or assets of the other Party; or

(iv) the making of an order by a court of competent jurisdiction or the passing of a resolution for the winding-up of the other Party or any company controlling the other Party, otherwise than for the purpose of a reconstruction or amalgamation without insolvency.

11.2 Termination of this Agreement pursuant to Clause 11.1 shall take effect immediately upon the issue of a written notice to that effect by the Party terminating the Agreement to the other. The termination of this Agreement however caused shall be without prejudice to any obligations or rights of either Party which have accrued prior to such termination and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination. This indemnity shall survive the expiration or termination of this Agreement

11.3 MPS shall be financially responsible for any unused materials if purchased for the exclusive use by MPS if such material was originally purchased in support of MPS’s demand forecast.

12. FORCE MAJEURE

12.1 Each Party’s obligations under this Agreement shall be suspended upon the occurrence of a force majeure event such as act of God, flood, earthquake, fire, explosion, act of government, war, civil commotion, insurrection, embargo, riots, lockouts, labour disputes affecting such Party, for such period as such force majeure event may subsist. Upon the occurrence of a force majeure event, the affected Party shall notify the other Party in writing of the same and shall by subsequent written notice after the cessation of such force majeure event inform the other Party of the date on which that Party’s obligation under this Agreement shall be reinstated.

12.2 Notwithstanding anything in this Clause 12, upon the occurrence of a force majeure event affecting either Party, and such force majeure event continues for a period exceeding 6 consecutive months without a prospect of a cure of such event, the other Party shall have the option, in its sole discretion, to terminate this Agreement. Such termination shall take effect immediately upon the written notice to that effect from the other Party to the Party affected by the force majeure event.

13. USE RESTRICTION AND LIMITATION OF LIABILITY

13.1 MPS accepts all responsibility for any use or action taken by MPS with respect to Wafers manufactured by ASMC, once ASMC has satisfactorily delivered the said Wafers to MPS or MPS’s agent(s) in accordance with the terms of this Agreement.

13.2 MPS hereby agrees that the Wafers and Products are not authorized for use as critical or important components in (a) any medical, life saving or life support devices or systems; or (b) any safety devices or systems in any automotive applications and mechanisms (including but not limited to automotive brake systems or airbag systems). ASMC shall not be responsible or liable to MPS or any third party for any unauthorized use of the Wafers or Products. As used herein:

(i) Medical, life saving or life support devices or systems are devices or systems which are intended (aa) for surgical implant into the human body, or (bb) to support or sustain life, and whose malfunction or failure to perform may result in significant injury or death to the user.

(ii) A critical or important component is any component of a medical, life saving, life support or safety device or system whose malfunction or failure to perform may cause the failure of such device or system, or to affect its effectiveness.

13.3 MPS shall indemnify, hold harmless and defend ASMC, its officers, directors, employees and subcontractors from and against any claim, suit, demand or action which arise in any way out of, involve or relate to an unauthorized use of any Wafers or Products and MPS shall indemnify and hold harmless ASMC, its officers, directors, employees and subcontractors against any and all direct losses, liabilities, damages, awards of settlement (including court costs) and expenses (including all reasonable attorney’s fees, whether or not legal proceedings are commenced) arising from any such claim, suit, demand or action. ASMC shall notify MPS of any such claim or allegation promptly after receiving notice thereof.

13.4 THE TOTAL LIABILITY OF ASMC ON ALL CLAIMS OF ANY KIND, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE ARISING OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR USE OF THE WAFERS SHALL NOT EXCEED THE TOTAL AMOUNT RECEIVED BY ASMC FROM MPS IN RESPECT OF THE SALE OF THE WAFERS WHICH GIVES RISE TO THE CLAIM.

13.5 In no event shall either Party be liable to the other for any damages with respect to any subject matter of this Agreement under any contract, tort (including negligence), strict liability or other legal or equitable theory for any incidental, consequential, special or indirect damages of any sort even if such Party has been informed of the possibility of such damages.

14. CONFIDENTIALITY

14.1 All Confidential Information shall be kept confidential by the recipient unless or until the recipient Party can reasonably demonstrate that any such Confidential Information is, or part of it is, in the public domain through no fault of its own, whereupon to the extent that it is in the public domain or is required to be disclosed by law this obligation shall cease. For the purposes of this Agreement, “Confidential Information” shall mean all communications between the Parties, and all information and other materials supplied to or received by either of them from the other (a) prior to or on the date or after the date of this Agreement whether or not marked confidential; (b) all information concerning the business transactions and the financial arrangements of the Parties with any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient.

14.2 The Parties shall take all reasonable steps to minimise the risk of disclosure of Confidential Information, by ensuring that only they themselves and such of their employees and directors whose duties will require them to possess any of such information shall have access thereto, and will be instructed to treat the same as confidential.

14.3 The obligation contained in this Clause 14 shall endure, even after the termination of this Agreement, for a period of 5 years from the date of receipt of the Confidential

Information except and until such Confidential Information enters the public domain as set out above.

15. NOTICES

15.1 Addresses. All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and shall be sufficiently given or made (a) if delivered by hand or commercial courier or (b) sent by pre-paid registered post or (c) sent by legible facsimile transmission (provided that the receipt of such facsimile transmission is confirmed and a copy thereof is sent immediately thereafter by pre-paid registered post or commercial courier) addressed to the intended recipient at its address or facsimile number set out below. A Party may from time to time notify the others of its change of address or facsimile number in accordance with this Clause 15.

Advanced Semiconductor Manufacturing Corp. of Shanghai

385 Hong Cao Road

Shanghai, 200233, China

Facsimile #: +86-21-64853925

Monolithic Power Systems, Inc.

3777 Stevens Creek Blvd., Suite 400

Santa Clara, CA 95051-7364

U.S.A.

Facsimile #: +1 408 2430099

15.2 Deemed Delivery. Any such notice, demand or communication shall be deemed to have been duly served (a) if delivered by hand or commercial courier, or sent by pre-paid registered post, at the time of delivery; or (b) if made by successfully transmitted facsimile transmission, at the time of dispatch (provided that the receipt of such facsimile transmission is confirmed and that immediately after such dispatch, a copy thereof is sent by pre-paid registered post or commercial courier).

16. WAIVER AND REMEDIES

16.1 No delay or neglect on the part of either Party in enforcing against the other Party any term or condition of this Agreement or in exercising any right or remedy under this Agreement shall either be or be deemed to be a waiver or in any way prejudice any right or remedy of that Party under this Agreement.

16.2 No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by either of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedy.

17. SEVERANCE. If any provision or part of this Agreement is rendered void, illegal or unenforceable in any respect under any enactment or rule of law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

18. ENTIRE AGREEMENT

18.1 This Agreement and the Appendices constitutes the entire agreement between ASMC and MPS and shall supersede all previous agreements and undertakings between Parties with respect to the subject matter hereof.

18.2 The following Appendices are hereby deemed a part of this Agreement and incorporated herein by reference. The term “Agreement” includes the following Appendices:

Appendix A	Agreed Price Quotations for Wafers
Appendix B	Qualification of process and product and Electrical Test and Electrical Parameters
Appendix C	Acceptance Criteria
Appendix D	Change Request Procedure
Appendix E	Process Change Requests
Appendix F	Procedure for Customer Returns
Appendix G	Cancellation Fee

18.3 The terms and conditions of the Agreed Price Quotations and this Agreement shall exclusively govern the purchase and supply of Wafers and shall override any conflicting, amending and/or additional terms contained on MPS’s purchase order and/or acceptance documents which have been or may hereafter be issued by MPS or any acknowledgement or similar documents by ASMC. In the event of any conflict or inconsistency between the terms of this Agreement and the relevant Agreed Price Quotation, the terms of the Agreed Price Quotation shall prevail.

19. NO ASSIGNMENT OR SUB-CONTRACTING. Unless otherwise agreed in writing by the Parties, this Agreement may not be assigned or sub-contracted by either Party to any third party without the prior written consent of the other Party.

20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the People’s Republic of China.

21. ARBITRATION. Any dispute arising from or relating to or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission, Beijing, China for arbitration which shall be conducted in accordance with the commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

IN WITNESS WHEREOF the Parties have hereunto entered into this Agreement as at the date first above written.

/s/ Deming Xiao
Name:	Deming Xiao
Title:	Foundry Manager	8/15/01

for and on behalf of Monolithic Power Systems, Inc.

/s/ Sun Zhen
Name:	Sun Zhen
Title:	Sales and Marketing Dept. Manager

for and on behalf of Advanced Semiconductor Manufacturing Corp. of Shanghai

APPENDIX A

(Ref : Clause 6.1)

AGREED PRICE QUOTATIONS FOR WAFERS

Each agreed price quotation shall reference this Foundry Agreement and shall be attached to this Agreement and successively numbered as Appendix A-1, A-2, A-3, etc. of Foundry Agreement dated August 14, 2001.

Appendix A

PRICE QUOTATIONS

1. ASMC – MPS Term Sheet

1.1 This document summarizes the mutual agreement between ASMC and MPS concerning the manufacture being manufactured by ASMC.

1.2 The current term of this agreement is in essence from Aug. 14, 2001 to Aug. 13, 2005, and may be by mutual consent, be extended beyond this term.

2. Process Technologies

2.1 The pricing covers the MPS proprietary Process technologies: [*] and its derivatives.

3. Pricing

3.1 Pricing for standard production wafers:

3.1.1 Production Pricing is based on the following assumptions:

3.1.1.1 Un-probed, PCM wafers

3.1.1.2 Price validity: Aug. 14, 2001 through Aug. 13, 2005.

3.1.1.3 Minimum Acceptable Yield: Refer to Appendix C of Foundry Agreement.

3.1.2 Price:

3.1.2.1 : [*] per mask layer and Epi layer for volume >= 1000 wafers on the quarterly average basis.

3.1.2.2 : [*] per mask layer and Epi layer for volume < 1000 wafers on the quarterly average basis.

3.1.3 Price during technology transfer and qualification: [*] per mask layer. The transfer and qualification period should be completed before Aug. 5, 2002.

3.2 Pricing for prototype wafers:

3.2.1 Pricing for prototype wafers: [*] premium over the standard production wafer.

3.2.2 Prototype lot status: Unless MPS requests otherwise, the Prototype lot assumes the hot lot status, defined as 1.8 days per mask layer. The exception is initial lots which used as setting up process in ASMC, which will take longer times.

3.2.3 Minimum wafer start for prototype lot: 12 wafers. One split in each lot. If customer ask for more split, the cost is [*] each more split.

3.3 Pricing for engineering wafers:

3.3.1 Engineering wafers defined as the wafers processed with nonproduction process.

3.3.2 Pricing for engineering wafers: [*] premium over the standard production wafers.

3.3.3 Engineering lot status: Unless MPS requests otherwise, the Engineering lot assumes the hot lot status, defined as 1.8 days per mask layer.

3.3.4 Minimum wafer start for engineer lot: 12 wafers. One split in each lot. If customer ask for more split, the cost is [*] each more split.

3.4 Pricing of wafers shall be charged to MPS on wafers shipped, fully processed. Pricing does not include probe or backgrind costs.

3.5 MPS will pay ASMC [*] to cover the cost of the transfer of its proprietary Process technologies [*] and its derivatives to ASMC. The [*] shall be paid after the signing of the contract and rest of the NRE payment is due after the successful transfer of the MPS process technologies.

The NRE will cover all the engineering cost before process ready (PCM in spec, and 1st product has above 70% wafer test yield). MPS will pay for mask cost and the qualification lot cost.

4. Capacity

4.1 ASMC Capacity Commitment

4.1.1 ASMC shall make available a loading commitment subject to the terms expressed in Section 4.0 PRODUCTION PLANNING in the Foundry Agreement.

4.1.2 ASMC will advise MPS within 48 hours of request outside the normal monthly forecast whether ASMC can accept an upside to planned capacity.

5. Forecasting:

See section 4.0 of the FOUNDRY AGREEMENT.

6. Obsolescence

6.1 MPS shall agree to give ASMC 3 months notification of intent to obsolete the manufacture of the products to be manufactured in the agreed upon technologies, and will place orders for at least 3 months after notification.

6.2 ASMC shall agree to give MPS 3 months notification of any intent to obsolete the availability of the technologies, and will accept orders for at least 3 months after notification. ASMC agrees to accept life time buy orders as by MPS to prevent MPS supply interruption while MPS obtains another supply source.

7. Terms & Conditions

7.1 If the above assumption sets prove to be invalid, both parties reserve the right to change the terms of the contract as applicable.

7.2 ASMC reserves the right to schedule the delivery according to Clause 10.2 of the Foundry Agreement.

7.3 MPS to [*] that meets ASMC’s [*]. ASMC shall provide all [*] at no charge to MPS.

7.4 MPS assumes full responsibility against any claims on design intellectual property rights.

8. Effectiveness

This Price Quotations shall be interpreted and used in conjunction with the prevailing version of the Foundry Agreement entered into both Parties.

9. Governing Law

This Agreement shall be governed by the laws of The People’s Republic of China.

Authorizing Signature	Authorizing Signature

Advanced Semiconductor Manufacturing Corp of Shanghai	Monothic Power Systems, Inc.

/s/ Sun Zhen	/s/ Deming Xiao
Name: Sun Zhen	Name: Deming Xiao
Designation:	Designation:
Dated: 8/15/01	Dated: 8/15/01

APPENDIX B

(Ref : Clause 3.1, 3.2)

QUALIFICATION OF PROCESS AND PRODUCT AND ELECTRICAL TEST

AND ELECTRICAL PARAMETERS

The agreed Electrical Test and Electrical Parameters for each Product shall be based on the relevant ASMC process which has been qualified, as evidenced by a Release to Production document issued by ASMC.

APPENDIX C

(Ref : Clauses 3.2, 3.3, 7.1)

ACCEPTANCE CRITERIA

The Acceptance Criteria for each Product shall comprise the following:

A.	Electrical Test and Electrical based on the relevant ASMC process which has been qualified, as evidenced by a Release to Production document issued by ASMC; and

B.	The Wafer Quality and Reliability Criteria set out in this Appendix C.

C.	Yield criteria:

C.1:	Average yield: The average yield of a specific type is defined as the average yield achieved on the first 10 lots of wafers after this product is released to production.

C.2:	Yield criteria: The lot will be returned to ASMC for fully refund if the yield is less than 50% of the average yield, unless MPS requests otherwise.

The following ASMC procedures shall apply. All procedures shall be subject to change by ASMC in accordance with the Change Request Procedure specified in Appendix D.

WAFER QUALITY AND RELIABILITY CRITERIA

WATER SORT

Document No.	Document Title

NA	Setting of ASMC wafer yield limits in all ASMC wafer sort subcontractors (includes amendments thereto)

OUTGOING QUALITY ASSURANCE

Document No.	Document Title

WOQ900104 Visual Inspection Photo Book	QA Outgoing Wafer Inspection Procedure (includes amendments thereto)

OQ002Q Procedure Outgoing Inspection	QA Outgoing Wafer Packing Procedure (includes amendments thereto)

MM008Q Procedure for Packing Diffused Wafer	Secondary Wafer Packing Procedure (includes amendments thereto)

RELIABILITY QUALIFICATION AND MONITORING

Document No.	Document Title

OQ015Q ASMC Wafer Level Reliability Monitoring Procedure	Process Reliability Qualification Requirements (includes amendments thereto)

OQ015Q ASMC Wafer Level Reliability Monitoring Procedure	Process Reliability Monitoring Requirement (includes amendments thereto)

WAIVER PROCEDURES

Document No.	Document Title

OQ011 Q Material Review Board Procedure	Material Review Board Procedure (includes amendments thereto)

OQ005Q Procedure for Concession Request	Waiver Request Procedure (includes amendments thereto)

APPENDIX D

(Ref : Clause 3.3)

CHANGE REQUEST PROCEDURE

The following ASMC procedures shall apply. All procedures shall be subject to change by ASMC in accordance with the Change Request Procedure set out in this Appendix D.

Document No.	Document Title

DCOIOQ Process Change Customer Approval Requirement	Major and Minor Change Definition (includes amendments thereto)

D0007Q TPD Change Procedure	Change Request Execution (includes amendments thereto)

APPENDIX E

(Ref: Clause 3.4)

PROCESS CHANGE REQUESTS

The ASMC specifications set out in the following documents are deemed a part of and are incorporated into this Agreement by reference:

Document No.	Document Title

D0007Q TPD Change Procedure	Process Request Form (PRF) Procedure (includes amendments thereto)

APPENDIX F

(Ref : Clause 8.1)

PROCEDURE FOR CUSTOMER RETURNS

The following ASMC procedures shall apply. All procedures shall be subject to change by ASMC in accordance with the Change Request Procedure set out in Appendix D.

Document No.	Document Title

OQ016Q Procedure for Customer Return OQ012Q Procedure for Customer Complaints (Technical)	Procedure for Customer Returns (includes amendments thereto)

APPENDIX G

(Ref : Clause 9.2)

CANCELLATION FEE

The Cancellation Fee payable by MPS upon cancellation of delivery of each Wafer in a purchase order will be calculated as follows:

CF = [(CS divided by TS) x (P - R)] + R + T

where

‘CF’	means the cancellation fee payable by MPS.

‘CS’	means the number of completed manufacturing steps as at the date of cancellation.

‘TS’	means the total number of manufacturing steps required to produce the Wafers had there not been any cancellation.

‘P’	refers to the purchase price of the Wafer as set out in the applicable Agreed Price Quotation.

‘R’	refers to the raw wafer cost incurred by ASMC.

‘T’	refers to any applicable sales, use, excise or other similar taxes levied on or otherwise payable in connection with the Cancellation Fee.

ASMC shall not charge MPS for the cancellation of orders if the wafers of the orders have not been started.